Exhibit T3A.4

Form 204

BLAKE DAWSON WALDRON SOLICITORS

ATTN: AVRIL MARTEN

LVL 37 GROSVENOR PL

225 GEORGE ST

SYDNEY NSW 2000

remove this top section if desired before framing

Certificate of Registration of a Company

Corporations Law Sub-section 121(1)

This is to certify that

EMECO INTERNATIONAL PTY LIMITED

Australian Company Number 078 624 281

is a registered company under Division 1 of Part 2.2 of the Corporations Law of Western Australia and because of its registration it is an incorporated company.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the twelfth day of June 1997.

Given under the seal of the Australian Securities Commission on this twelfth day of June, 1997.

Alan Cameron Chairman